Exhibit 11(b)

  STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
  Calculation of Fully Diluted Earnings Per Common Share

            (in thousands, except share data)

                         Three Months          Six Months
                         Ended June 30,        Ended June 30,
                         1994       1993       1994       1993



Income (loss) after
 income taxes and
 before cumulative
 effect of
 accounting change     $ 1,592    $ (3,657)  $ (2,722)  $ (4,293)
Cumulative effect
 of accounting
 change                     -           -      (3,896)        -
Net income (loss)      $ 1,592    $ (3,657)  $ (6,618)  $ (4,293)

Average Number of
Shares of Common
Stock Outstanding       28,852       28,430     28,809     28,361

Average Number of
 Common Stock
 Equivalents:
  Effect of stock
  options outstanding
  after application
  of the treasury
  stock method             850        1,289      1,053      1,906
                        29,702       29,719     29,862     30,267

Fully Diluted
Earnings (Loss) Per
Common Share:
 Before cumulative
  effect of
  accounting change    $   .05    $   (.12)  $   (.09)  $   (.14)
 Cumulative effect of
  accounting change         --          --       (.13)         --
 Earnings (loss)
  per share            $   .05    $   (.12)  $   (.22)  $   (.14)